Exhibit (a)(24)
WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND
     RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999, as amended (“Declaration of Trust”), having heretofore divided the shares of beneficial interest of the Trust by designating and establishing eleven separate Series, to be known as the Pacific Dynamix — Conservative Growth, Pacific Dynamix — Moderate Growth, Pacific Dynamix Growth, PD Aggregate Bond Index Portfolio, PD High Yield Bond Index Portfolio, PD Large-Cap Growth Index Portfolio, PD Large-Cap Value Index Portfolio, PD Small-Cap Growth Index Portfolio, PD Small-Cap Value Index Portfolio, PD International Large-Cap Portfolio and PD Emerging Markets Portfolio effective May 1, 2009, such new Series to have the relative rights and preferences set forth in Subsection (a) through (e) of Section 6.2 of the Declaration of Trust.
     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 31st day of March, 2009.

/s/ James T. Morris James T. Morris	/s/ Frederick Blackmon Frederick L. Blackmon
Trustee	Trustee

/s/ Gale K. Caruso Gale K. Caruso	/s/ Lucie H. Moore Lucie H. Moore
Trustee	Trustee

/s/ Nooruddin S. Veerjee Nooruddin S. Veerjee	/s/ G. Thomas Willis G. Thomas Willis
Trustee	Trustee